Exhibit 4.12

July 24, 2003

                        FORM OF LETTER OF INDEMNIFICATION

                            BLUEPHOENIX SOLUTIONS LTD

Dear __________,

      This Letter of Indemnification (this "Letter") is written to you by Bluephoenix Solutions Ltd. (the "Company") as follows:

      To the fullest extent permitted by the Company's Articles of Association, the Company hereby agrees as follows:

      1. The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law, in respect of the following:

            1.1. a financial obligation imposed on you in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by a court; and

            1.2. reasonable litigation expenses, including attorneys' fees, expended by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in a criminal charge from which you were acquitted, or in a criminal proceeding in which you were convicted of an offense that does not require proof of criminal intent.

      2. The Company will not indemnify you for any amount you may be obligated to pay in respect of:

            2.1. a breach of your duty of loyalty, except to the extent you acted in good faith and that you had reasonable grounds to assume that the act would not cause any harm to the company or any affiliate thereof, as applicable;

            2.2. a breach of your duty of care, committed intentionally or recklessly;

            2.3. an act or omission done with the intent to unlawfully realize personal gain;

            2.4.  a fine or monetary settlement imposed upon you.

      3. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires proof of criminal intent. Other advances will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

      4.    The  indemnification  will be limited to the  expenses  mentioned in
            Section 1.2 (pursuant and subject to Section 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of Section 2 above) and to the matters mentioned in
            Section 1.1 above insofar as they result from your actions in the following matters or in connection therewith:

            4.1. The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders, pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;
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            4.2.  Occurrences  resulting  from the Company's  status as a public company, and/or from the fact that the Company's securities were offered to the public and/or are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) and on the Tel-Aviv Stock Exchange;

            4.3 Occurrences in connection with investments in the Company and/or any affiliate thereof make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof;

            4.4 Actions taken in connection with the sale, purchase and/or holding of negotiable securities on behalf of or in the name of the Company;

            4.5 A "Transaction" as defined in Clause 1 to the Companies Law, including a transfer, purchase and/or sale of corporations, assets, securities or liabilities, or the receiving of any right in any one of the above and any action connected directly or indirectly with such Transaction;

            4.6 A change of structure of the Company or the reorganization of the Company or any decision pertaining to there issues, including, but not limited to, split, merger, a change in the Company's capital, the establishment of subsidiaries and their liquidation or sale, an allotment or Distribution (as defined in the Companies Law);

            4.7 An announcement, a statement, including position taken, or an opinion made in good faith by an officer, in the course of his duties and in conjunction with his duties, including during a meeting of the Board of Directors of the Company or any committee thereof;

            4.8 Occurrences in connection with employees, consultants or other individuals or entities employed by or providing services to the Company, relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service;

            4.9 Occurrences in connection with the lenders or other creditors or for money borrowed by, or other indebtedness of, the Company;

            4.10 Any of the above matters, pursuant to the officer's position in an affiliated corporation of the Company.

      5. The total amount of indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed an amount equal to 25% of the Company's Equity.

      6. The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 5 above.
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      7.    The Company  will be entitled to any amount  collected  from a third party in connection with liabilities indemnified hereunder.

      8. In all indemnifiable circumstances indemnification will be subject to the following:

            8.1. You shall promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, and that you deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings.

                  Similarly, you must advise the Company on an ongoing and current basis concerning all events that you suspect may give rise to the initiation of legal proceedings against you.

            8.2.  Other  than  with  respect  to  proceedings   that  have  been
                  initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings. The Company shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement.

            8.3. You will fully cooperate with the Company in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

            8.4. If, in accordance with Section 8.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except to which the Company in its absolute discretion shall agree.

            8.5. The Company will have no liability or obligation pursuant to this Letter or the above resolutions to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company's consent to such compromise or settlement.

      9. The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above.

      10. For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter or in the above resolutions derogate from the Company's right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above. The Company may, in its discretion, following receipt of necessary corporate approvals, and subject to applicable law, indemnify you retroactively for actions committed prior to the date of this Letter.
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      11.   This Letter and the agreements contained herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

      This Letter is being issued to you pursuant to the resolutions adopted by the Audit committee and the Board of Directors on May 18, 2003 and the Shareholders of the Company on July 23, 2003.

      Kindly sign in the space provided below to acknowledge your agreement to the contents hereof, and return this Letter to the Company.

                                        Very truly yours,


                                        Bluephoenix Solutions Ltd.

Agreed:

Signature: ______________________________

Name: _________________________________

Title: __________________________________

Date: __________________________________